           Filed Pursuant to Rule 424(b)(5) SEC File No. 333-26865

                            PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED AUGUST 12, 1997)

                        CAPSTEAD MORTGAGE CORPORATION

                                     70,000

                            SHARES OF COMMON STOCK
                             (PAR VALUE OF $0.01)

                                     3,800
               SHARES OF $1.26 CUMULATIVE CONVERTIBLE PREFERRED,
                         SERIES B (PAR VALUE OF $.10)

                             -------------------

     Pursuant to an Amended and Restated Sales Agency Agreement dated as of March 30, 1998 (the "Common Stock Sales Agency Agreement") between Capstead Mortgage Corporation (the "Company") and PaineWebber Incorporated ("PaineWebber") which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part and which is incorporated by reference herein, the Company has sold, through PaineWebber, as agent of the Company, 70,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), pursuant to ordinary brokers' transactions on the New York Stock Exchange (the "NYSE"). Pursuant to an Amended and Restated Sales Agency Agreement dated as of March 30, 1998 which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part and which is incorporated herein by reference, the Company has sold through PaineWebber, as agent of the Company, 3,800 shares of the Company's $1.26 Cumulative Convertible Preferred, Series B, par value $.10 per share (the "Series B Preferred Stock") pursuant to ordinary brokers' transactions on the NYSE.

COMMON STOCK

     70,000 shares of Common Stock were sold during Pricing Period . .April 20, 1998 through April 24, 1998


Gross Proceeds to Company..................................  $ 1,428,375.00
Commission to Agent........................................  $    19,640.15
                                                             --------------
Net Proceeds to Company....................................  $ 1,408,734.85


On April 24, 1998 the last reported sales price of the Shares on
the NYSE was ..............................................    $19.6250

SERIES B PREFERRED STOCK

     3,800 shares of Preferred Stock were sold during
     the Pricing Period ................................ April 20, 1998 through
                                                         April 24, 1998

Gross Proceeds to Company .......................................................   $ 58,568.75
Commission to Agent .............................................................   $    805.31
                                                                                    -----------
Net Proceeds to Company .........................................................   $ 57,763.44

On April 24, 1998, the last reported sales price of the shares of Series B Preferred Stock on the NYSE was $15.1250 per share.

Note:  S.E.C. fees were not used in arriving at any of the above figures.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                           --------------------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 28, 1998.